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[NABORS LOGO APPEARS HERE]

                                                                   NEWS RELEASE
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            NABORS TO REDEEM 8-5/8% - 2008, SENIOR SUBORDINATED NOTES

BRIDGETOWN, BARBADOS FEBRUARY 21, 2003 - Nabors Industries Ltd., today announced that its subsidiary Nabors Holding Company, a Delaware corporation, is issuing a "Notice of Redemption" to the holders of its 8-5/8% Senior Subordinated Notes (the "Notes") due April 1, 2008 for redemption of the Notes and all associated guaranties on April 1, 2003. The Redemption Price will be $1,043.13 per $1,000 principal amount of the Notes together with accrued and unpaid interest to the date of redemption. The notice is being given in accordance with the minimum notice period as specified in the indenture. The remaining outstanding principal amount of the Notes is approximately $42.5 million.

The Nabors companies own and operate almost 600 land drilling and 933 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 44 platforms, 17 jack-ups, and three barge rigs in the domestic and international markets. Nabors markets 30 marine transportation and support vessels, primarily in the US Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements.

For further information, please contact Dennis A. Smith, Director of Corporate Development at Nabors Corporate Services, Inc. (281) 775-8038. To request Investor Materials, call Angela Ridgell at (281) 775-8063 or our corporate headquarters in Bridgetown, Barbados at (246) 421-9471 or via email at dan.maclachlin@mail.nabors.com.